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Exhibit 10.66

NON-NEGOTIABLE PROMISSORY NOTE

$100,000.00	December 31, 2004

        FOR VALUE RECEIVED, RONALD G. FARRELL, a resident of the State of Georgia ("Maker"), hereby promises to pay to TRI-S SECURITY CORPORATION, a Georgia corporation ("Payee"), at 3700 Mansell Road, Suite 220, Alpharetta, Georgia 30022 (or to such other person or persons and/or at such other address as Payee may designate in writing to Maker) the principal sum of ONE HUNDRED THOUSAND and 00/100 DOLLARS ($100,000.00), with interest on so much of the principal thereof as shall be from time to time outstanding, at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this "Note").

        This Note shall bear interest on the outstanding principal balance hereof at a rate equal to two and 48/100 percent (2.48%) per annum, compounded annually (the "Interest Rate"), with all principal and interest due hereunder payable on December 31, 2006 (the "Maturity Date"). Interest shall be computed on a 365-day year, simple interest basis, based upon the actual number of days elapsed.

        All amounts payable hereunder shall be paid either (i) in lawful money of the United States and in immediately available funds or (ii) at the option of Maker in shares of common stock of Payee, par value $.001 per share (the "Common Stock"), or in any combination of the foregoing. For purposes of the immediately preceding sentence (a) if the Common Stock is quoted on a stock exchange or other quotation system, including the over-the-counter bulletin board or Nasdaq, then each share of Common Stock shall be valued at the arithmetic average of the per share closing price of the Common Stock for the five trading day period immediately prior to the date of such payment; and (b) if the Common Stock is not so quoted, then each share of Common Stock shall be valued at its fair value at the time of such payment as determined by the Board of Directors of Payee in its sole discretion.

        The principal amount of this Note, together with all accrued interest thereon, may be prepaid by Maker, in whole or in part, at any time and from time to time, without payment of any prepayment premium, fee or penalty. Payee shall apply such prepayments first to principal, then to any interest or other amount hereunder.

        Maker hereby waives presentment, demand, protest and notice of any kind (including notice of presentment, demand, protest, dishonor and nonpayment).

        Each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

        This Note shall be binding upon Maker and its successors and assigns and shall inure to the benefit of Payee and its successors and assigns.

        This Note in all respects shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without giving effect to principles of conflicts of laws. This Note may not be changed orally, but only by an instrument in writing executed by the parties hereto.

        IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the date first set forth above.

/s/ RONALD G. FARRELL Ronald G. Farrell

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NON-NEGOTIABLE PROMISSORY NOTE